Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of August 28, 2014 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Samuel S. Weiser (the “Executive”).  The Company and the Executive may be referred to individually as a “Party” or collectively as the “Parties.”

In consideration of the promises and the mutual covenants set forth in this Agreement, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, hereby agree as follows:

1.           Employment.

(a)           Offer/Acceptance/Effective Date.  The Company hereby offers employment to the Executive, and the Executive hereby accepts employment with the Company, as the Company’s Executive Chairman, subject to the terms and conditions set forth in this Agreement.  The effective date of the Executive’s employment shall be the date of this Agreement.

(b)           Term.  The Company’s employment of the Executive is not for a fixed term. The Company and Executive expressly agree that the Company may terminate the Executive’s employment at any time for any reason or for no reason, and that nothing in this Agreement should be construed to set a minimum term for Executive’s employment by the Company.

2.           Duties.

(a)           General Duties.  The Executive shall serve as the Company’s Executive Chairman.  The Executive shall perform the duties and have the authority of an Executive Chairman of the Company as set forth in the Company’s By-Laws and under applicable law, subject to any limitations imposed by resolution of the Board of Directors, and Executive shall perform such additional duties that are reasonably assigned to him by the Company’s Board of Directors from time to time and consistent with his position.

(b)           Best Efforts.  The Executive shall: (a) conduct himself at all times with integrity and in an ethical manner; (b) devote substantially all of his professional effort, working time, energy, and skill (vacations and absences due to illness excepted) to the duties of his employment; and (c) perform his duties faithfully, loyally, and industriously, and in a manner that accords with the fiduciary relationship that a senior executive officer owes to his employer.  Notwithstanding (a) above, the Company agrees that Executive may serve on board of directors of other entities and engage in charitable activities, provided that such positions and activities do not interfere with his employment duties hereunder.

3.           Compensation and Expenses.

(a)           Base Salary.  For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive a base salary at the rate of $30,000 per month (the “Base Salary”), subject to applicable withholding.  The Company shall pay the Executive his Base Salary in equal installments not less than semi-monthly.  During the Executive’s service as the Company’s Executive Chairman pursuant to this Agreement, the remaining Separation Amount payable in twelve (12) equal monthly installments to the Executive under Section 2(a) of the Separation Agreement and Release with the Company, dated June 20, 2014 (the “Separation Agreement”), shall be tolled; such remaining payments shall recommence and be completed as of the time that the Executive is no longer serving as the Company’s Executive Chairman.

(b)           Expenses. In addition to any compensation received pursuant to this Section 3, the Company shall reimburse the Executive for all reasonable, ordinary and necessary travel, entertainment and approved office expenses incurred in connection with the performance of his duties under this Agreement, including commuting costs from the Executive’s home in Illinois and lodging, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s policies and practices. Employer shall timely reimburse Employee for the costs Employee incurs in retaining counsel to represent Employee in connection with this Agreement

                 (c)           Board Compensation.  As of September 1, 2014, the Executive waives his compensation for service as a member of the Company’s board of directors, such waiver to extend through the period of his service as Executive Chairman pursuant to this Agreement.

4.           Benefits.

(a)           Paid Time Off.  The Executive shall be entitled to paid time off without loss of compensation or other benefits to which he is entitled under this Agreement at a rate of 27 days per calendar year, pro-rated for any partial calendar year.  Paid time off shall accrue in accordance with Company’s general policies related to paid time off.  The Executive shall take his paid time off at such times as the Executive may select and as the affairs of the Company may permit.  Unused paid time off will not carryover from calendar year to calendar year. Accrued but unused paid time off will not be paid upon termination of employment.

(b)           Employee Benefit Programs. The Executive shall be entitled to all coverage under the Company’s employee benefits programs of life, disability, basic medical and dental, and supplemental medical and dental insurance maintained by the Company for its senior executive employees beginning September 1, 2014.  With respect to medical/dental insurance coverage, during the Executive’s service as Executive Chairman, the Executive may at any time during his service in such positions elect to either (a) continue to receive reimbursement payments in the amount provided under Section 2(d) of the Separation Agreement and maintain private medical/dental insurance coverage at the Executive’s own cost or (b) obtain coverage under the Company’s medical/dental insurance plans paid by the Company, in each case subject to the requirements of applicable law and the terms of the Company’s health insurance plans.  During the Executive’s service as the Company’s Executive Chairman pursuant to this Agreement, regardless of the Executive’s coverage election under the immediately preceding sentence, the remaining period of time during which the Executive is entitled to receive payments under Section 2(d) of the Separation Agreement as reimbursement of health care insurance premiums shall be tolled; such remaining payments shall be recommenced and completed as of the time that the Executive is no longer serving as the Company’s Executive Chairman.

5.           Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.

6.           Severability.  If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding.

7.           Miscellaneous.

(a)           Governing Law, Venue.  The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflict of laws of such State.  The Executive agrees that the state and federal courts located in Fulton County in the State of Georgia shall have jurisdiction in any action, suit, or proceeding against the Executive based on or arising out of this Agreement and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue, or service of process.

(b)           Waiver/Amendment.  The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party.  No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

(c)           Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings, except that the Separation Agreement shall remain in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

(d)           Facsimiles/PDF’s/Counterparts.  This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.  Facsimile copies and electronic Portable Document Format files of executed signature pages transmitted by electronic mail will be deemed original for all purposes.

(e)           Insurance.  The Company shall cause Executive to be covered under the Company’s directors and officers liability insurance policy upon a basis consistent with the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms and conditions of such directors and officers liability insurance policy.

(f)           Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g)           Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment with the Company for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date noted below.

PREMIER EXHIBITIONS, INC		EXECUTIVE CHAIRMAN

By:	/s/ Michael J. Little	/s/ Samuel S. Weiser
Name: Michael J. Little		Samuel S. Weiser
Title: Interim President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer